UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20542

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COMARCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMARCO, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

June 12, 2007

To the Shareholders of COMARCO, Inc.:

The 2007 Annual Meeting of the Shareholders of COMARCO, Inc., a California corporation (the “Company”), will be held on June 12, 2007 at 10:00 a.m., local time, at the Company’s corporate offices, which are located at 25541 Commercentre Drive, Lake Forest, CA 92630 (949) 599-7400, for the following purposes:

1.To elect five Directors;

2.To ratify the appointment by the Company’s Audit Committee of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on April 30, 2007 are entitled to notice of and to vote at the Annual Meeting.

The Board of Directors of the Company intends to present Don M. Bailey, Thomas A. Franza, Gerald D. Griffin, Jeffrey R. Hultman, and Erik H. van der Kaay as nominees for election as Directors at the Annual Meeting.

Each shareholder is cordially invited to attend and vote in person at the meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. Shareholders who attend the meeting may still vote in person, even if they have previously voted by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Peggy L. Vessell, Secretary

Lake Forest, California

May 10, 2007

COMARCO, INC.

25541 Commercentre Drive

Lake Forest, CA 92630

(949) 599-7450

PROXY STATEMENT

For Annual Meeting of Shareholders

To Be Held

June 12, 2007

GENERAL INFORMATION

The Board of Directors (the “Board”) of COMARCO, Inc., a California corporation (the “Company”), furnishes this Proxy Statement in connection with the solicitation of proxies to be used at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 12, 2007 at 10:00 o’clock a.m., local time, at the Company’s corporate offices, which are located at 25541 Commercentre Drive, Lake Forest, CA 92630, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about May 10, 2007.

A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company an instrument in writing revoking the proxy; (2) filing with the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.

The Company’s officers, employees and directors may supplement the original solicitation of proxies by telephone, facsimile, email and personal contact. We will pay no additional compensation to such persons for any of these activities.

If a shareholder shares an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and our annual report on Form 10-K. Shareholders who do not receive a separate copy of our proxy materials and 2007 annual report and who would like to receive a separate copy may request to receive a separate copy by calling (949) 599-7450 or by writing to Comarco, Inc., 25541 Commercentre Drive, Lake Forest, CA 92630, Attn: Corporate Secretary. Shareholders who share an address and receive multiple copies of our proxy materials and annual report can also request to receive only one copy, or any shareholder may request additional copies, by following the instructions above.

VOTING RIGHTS

The Company’s only outstanding class of voting securities is its common stock. Only shareholders of record at the close of business on April 30, 2007 will be entitled to vote at the Annual Meeting. At April 30, 2007, there were 7,371,338 shares of common stock outstanding. The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each share is entitled to one vote, except that each shareholder is entitled to cumulate his shares in the election of Directors, provided that at least one shareholder has given notice before or at the meeting and prior to the voting, of the shareholder’s intention to do so. If cumulative voting is in effect, each shareholder may cumulate votes for one or more candidates. To cumulate votes, a shareholder may vote for any one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or alternatively, distribute any such votes among as many of the candidates as the shareholder thinks fit.

With respect to shares of common stock held by brokers in street name for the beneficial owners thereof, (1) the election of Directors and (2) ratification of the appointment of BDO Seidman as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008 are “routine” matters upon which the brokers, as the holders of record, may vote the shares for which the beneficial owners have not provided them specific instructions.

With respect to the election of directors, the five nominees each receiving the greatest number of votes at the Annual Meeting shall be elected a Director. Votes withheld will have no effect on the election of any Director.

An affirmative vote of the holders of a majority of shares of common stock present, or represented by proxy at the Annual Meeting, will be required to ratify the appointment of BDO Seidman, LLP as the Company’s registered public accounting firm. Abstentions count as votes cast and have the effect of a vote against the proposal.

Item 1 on Proxy Card

ELECTION OF DIRECTORS

Five Directors will be elected at the Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Don M. Bailey, Thomas A. Franza, Gerald D. Griffin, Jeffrey R. Hultman and Erik H. van der Kaay for election as Directors. Each nominee has consented to be named in the Proxy Statement as a nominee and has agreed to serve as a Director if elected. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. Unless cumulative voting is in effect, it is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the five nominees of the Board. While the Company has no reason to believe that any of the nominees will be unable to serve as a Director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board, unless a shareholder withholds authority to vote his shares (i) for all of the nominees by so indicating on the enclosed proxy card or (ii) for any one or more of the nominees by checking their names in the space provided on such card, in which case his shares will not be voted for such nominee or nominees. If cumulative voting is in effect for the election of Directors, the proxy holders will have the discretion to cumulate votes as provided by California law (see “VOTING RIGHTS” above) and to distribute such votes among all or any of the nominees in such manner as they deem appropriate.

All of the nominees are currently serving as Directors of the Company. The term of office of each of the current Directors expires on the date of the Annual Meeting. All of the nominees were elected at the 2006 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE BOARD’S NOMINEES

The following table sets forth information concerning the nominees and is followed by a brief biography of each nominee.

Name	Age	Principal Occupation	Year First Elected Director	Other Public Company Directorships
Don M. Bailey	61	Chairman of the Board	1991	Chairman of the Board of Staar Surgical Company, Questcor Pharmaceuticals, Inc.

Thomas A. Franza	64	President and Chief Executive Officer	1998	None

Gerald D. Griffin	72	Director	1986	None

Jeffrey R. Hultman	67	Director	2000	Siena Technologies, Inc.

Erik H. van der Kaay	67	Director	2001	RF MicroDevices; TransSwitch Corp.; Ball Corporation

Mr. Bailey has served as non-executive Chairman of the Board of the Company since 1998 and was an employee of the Company from 1980 through April 2007. Effective April 30, 2007, Mr. Bailey became non-employee Chairman of the Board of the Company and is paid a retainer in such role. Previously, Mr. Bailey served as non-executive Chairman of the Board of the Company and received a salary and other employee benefits in such role. He also served as President and Chief Executive Officer of the Company from June 1990 to April 2000. From November 1988 until May 1990, he served as Senior Vice President of the Company. From January 1986 until October 1988, he served as Vice President, Corporate Development. From 1980 to 1986, Mr. Bailey served in various other positions with the Company. Mr. Bailey also serves as Chairman of the Board of Staar Surgical Company and is a director of Questcor Pharmaceuticals, Inc.

Mr. Franza has been President and Chief Executive Officer of the Company since April 2000. He is also currently President of Comarco Wireless Technologies, Inc. Mr. Franza served as Executive Vice President of the Company from 1995 to April 2000, as Senior Vice President of the Company from 1992 to 1995, and before then, as a Vice President from 1990 until 1992. Mr. Franza joined the Company in 1985.

Mr. Griffin has been an executive consultant since 1992. From 1988 to 1992 Mr. Griffin was Managing Director of the Houston Office of Korn/Ferry International. From 1988 to 1998, Mr. Griffin was the non-executive Chairman of the Board of the Company. From 1986 to 1988, he was President and Chief Executive Officer of the Greater Houston Chamber of Commerce, a not for profit business organization. From 1982 to 1986, he was Director of NASA’s Johnson Space Center in Houston, Texas. Mr. Griffin currently serves on the board of advisory directors of Bank of the Hills, a branch of Sterling Bank.

Mr. Hultman is currently the Chief Executive Officer and a Director of Siena Technologies, Inc., a company that designs and installs specialty communication systems, a position he has held since March 7, 2005. From November 2002 to May 2004, Mr. Hultman was CEO of EdgeFocus, Inc., a high speed wireless internet company. From 1998 to March 2002, Mr. Hultman was a partner in Big Bear Sports Ranch, a sports summer camp for school-age children. From 1991 through 1997, he was Chief Executive Officer of Dial Page, Inc., a provider of wireless telecommunications throughout the Southeastern United States. From 1987 through 1991, he was Chief Executive Officer of PacTel Cellular. Prior to 1987, Mr. Hultman was an executive with Pacific Bell.

Mr. van der Kaay is former Chairman of the Board of Symmetricom, Inc., a position he held from November 2002 to August 2003. From April 1998 to October 2002, he served as President and Chief Executive Officer of Datum, Inc. From 1990 to 1998, he held various positions with Allen Telecom, a leading supplier of wireless equipment to the global telecommunications infrastructure market. Mr. van der Kaay currently serves as a director of RF Micro Devices, TranSwitch Corporation, and Ball Corporation.

No arrangement or understanding exists between any nominee and any other persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended January 31, 2007, the Company’s Board met 11 times. Each of the Company’s Directors attended at least 75 percent of the total number of meetings of the Board and the total number of meetings of the committees on which he served during the Company’s last fiscal year. The Board has a policy that each Director should attend the Annual Shareholder Meeting and all directors were in attendance at the meeting held on June 20, 2006.

The Board, after consultation with the Nominating and Corporate Governance Committee, determined that Messrs. Griffin, Hultman and van der Kaay, who represent a majority of the members of the Board, are “independent,” as defined under the rules of the National Association of Securities Dealers, Inc., or the NASD. The standing committees of the Board are each comprised of independent directors under the rules of the NASD and consist of the following:

Name of Committee and Members	Primary Responsibilities	Number of Meetings in Fiscal 2007
Audit and Finance Committee Gerald D. Griffin (Chair) Jeffrey R. Hultman Erik H. van der Kaay

•     Monitors the quality and integrity of the Company’s financial statements, accounting and financial reporting processes, internal controls, risk management and legal and regulatory compliance.

•     Selects, determines the compensation of, evaluates and, when appropriate, replaces the Company’s independent auditor; pre-approves all audit and permitted non-audit services.

•     Monitors the qualifications and independence of the independent auditor and performance of the Company’s independent auditor; reviews the scope and results of each fiscal year’s outside audit.

•     Reviews all related party transactions.

		6

Compensation Erik H. van der Kaay (Chair) Gerald D. Griffin Jeffrey R. Hultman	• Reviews the Company’s executive compensation philosophy. • Annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals. • Reviews and determines the compensation of the Company’s executive officers, including the Company’s CEO, and key members of management. • Administers the Company’s incentive and equity based-compensation plans. • Reviews and assists the Board in establishing compensation policies for Directors and committees of the Board.	5

Nominating and Corporate Governance Jeffrey R. Hultman (Chair) Gerald D. Griffin Erik H. van der Kaay	• Assists the board in identifying, evaluating and recommending candidates for election to the Board and its Committees. • Establishes procedures and provides oversight for evaluating the Board and management. • Develops, recommends and reassesses the Company’s corporate governance guidelines and overall corporate governance of the Company. • Evaluates the size, structure and composition of the Board and its Committees.	2

The Company’s board has adopted written charters for the Audit and Finance Committee, Compensation Committee and the Nominating and Corporate Governance Committees setting forth the roles and responsibilities of each committee. Each of the charters is available on the Company’s website at www.comarco.com.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Gerald D. Griffin, Erik H. van der Kaay, and Jeffrey R. Hultman, constituting a majority of the Board, are “independent directors” as that term is defined in the listing standards of NASDAQ. Thomas A. Franza is, and until April 30, 2007, Don M. Bailey was, an employee of the Company and as such are not independent. Under current NASDAQ rules, a director of the Company qualifies as “independent” only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of any organization that has a relationship with the Company. In evaluating potentially material relationships, the Board considers commercial, industrial, banking, counseling, legal, accounting, charitable, and familial relationships, among others.

Executive Sessions of Independent Directors

It is the policy of the Board that the Company’s independent directors meet separately without management directors at least twice each year, before or after regularly scheduled Board meetings, to discuss such matters as the independent directors consider appropriate. During the fiscal year ended January 31, 2007, the Company’s independent directors met separately two times. In 2004, the Board appointed Mr. Jeffrey Hultman Lead Director. As Lead Director, he is the presiding director at these meetings.

Shareholder and Interested Party Communications with the Board of Directors

Shareholders who desire to communicate with the Company regarding any matter pertinent to the Company’s business or affairs may do so by writing (not via email) to the Chairman of the Board at 25541 Commercentre Drive, Lake Forest, CA 92630, Attention: Chairman of the Board.

The Company also has established a Compliance Hotline operated by CCBN (an independent company) as a means of receiving and directing concerns from employees and any other persons relating to complaints regarding any accounting, internal audit controls or auditing matters. Confidential, anonymous reports of accounting and audit concerns may be made 24 hours a day, seven days a week. Communications may be confidential or anonymous, and may be communicated by calling the Compliance Hotline at: (800) 792-8138.

In addition, anyone who has a concern about the conduct of the Company or any of its officers or employees, or about the Company’s accounting, internal controls, disclosure controls and procedures, auditing, compensation and governance matters may communicate that concern directly to the Audit and Finance Committee, the Nominating and Corporate Governance Committee, or the Compensation Committee, as appropriate in light of the specific concern involved. Any concerns relating to accounting, internal controls, disclosure controls and procedures, auditing, corporate conduct or conduct of any corporate officer or employee shall be forwarded to the Chair of the Audit and Finance Committee. The Company’s policies prohibit retaliation or adverse action against anyone for raising or helping to resolve an integrity concern.

The Company has a policy that each member of the Board should make every reasonable effort to attend each annual meeting of shareholders.

Shareholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee considers candidates for nomination as director proposed by any shareholder of the Company. Any shareholder of the Company is entitled to recommend a candidate for nomination by submitting, not less than 60 nor more than 90 days prior to the annual meeting of shareholders at which directors are to be elected, the name of the candidate to: Corporate Secretary, Comarco, Inc., 25541 Commercentre Drive, Lake Forest, CA 92630. Any shareholder recommendation is forwarded to the Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee encourages selection of directors who will contribute to the Company’s overall corporate goals of technology leadership, effective execution, high customer satisfaction, superior employee working environment, and creation and preservation of shareholder value. At a minimum, candidates recommended by the Nominating and Corporate Governance Committee must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders.

In evaluating the suitability of individual candidates for election or re-election to the Board, the Nominating and Corporate Governance Committee considers many factors, including (1) the candidate’s understanding of technology, manufacturing, sales and marketing, finance and other elements relevant to the Company’s business, (2) the candidate’s educational and professional background, experience as a director of a public company and past performance as a board member and (3) familiarity with current corporate governance, accounting and similar issues impacting public companies, and (4) consistency with the other provisions of the Nominating and Corporate Governance Committee Charter relating to the composition of the Board and eligibility for Board membership. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee takes into account the director’s past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities.

A shareholder must provide the following supporting information to recommend a candidate for nomination: name, age, business and residence addresses, principal occupation or employment, the number of shares of the Company’s common stock held by the candidate, a resume of his or her business and educational background, the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director, and a signed consent of the candidate to serve as a director, if nominated and elected. The Nominating and Corporate Governance Committee, after reviewing this information, will determine whether the candidate meets the qualifications for committee-recommended candidates, including the objectives for the composition of the Board as a whole. The Nominating and Corporate Governance Committee does not evaluate any candidate for nomination as director any differently because the candidate was recommended by a shareholder.

Code of Ethics

The Audit and Finance Committee has adopted a Code of Ethics for Senior Financial Officers to promote and provide for the honest and ethical conduct by the Company’s Senior Financial Officers, as well as for full, fair, accurate, and timely financial management and reporting. The Company’s Senior Financial Officers include the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and Treasurer. The Company expects all of these financial officers to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in reports and other documents filed with the SEC and other regulators and in any public communications, to comply with all applicable laws, rules, and regulations, and to deter wrongdoing. The Company has also adapted the Director Code of Ethics and Standards of Business Conduct for all employees. Complete copies of the Code of Ethics for Senior Financial Officers, the Director Code of Ethics, and the employee Standard of Business Conduct policy are available on the Company’s website at www.comarco.com. The Company will provide copies of any of these documents to any person, without charge, upon receipt of a request addressed to the Corporate Secretary at Comarco, Inc., 2554l Commercentre Drive, Lake Forest, CA 92630.

Policy On Related Person Transactions

Our Board of Directors has adopted a written policy and procedure for the review of any transaction, arrangement, or relationship in which the Company was or is to be a participant and one of our executive officers, directors, director nominees, or a 5 percent shareholder (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10 percent ownership interest, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. We refer to these transactions as “related person transactions.” The policy is administered by the Audit and Finance Committee.

The policy calls for any proposed related person transaction to be reviewed and approved by our Audit and Finance Committee. Whenever practicable, the Committee will review, and, in its discretion, may approve the related person transaction in advance, but the policy also permits the Committee to consider and ratify transactions that have already occurred, when necessary. Any related person transactions that are ongoing in nature will be reviewed annually. The Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances. The policy also requires Committee review and approval (1) of any charitable contribution to an organization in which a related person serves as a director or trustee or is actively engaged in fund-raising and (2) any proposed transaction in which a related person may participate that involves a corporate opportunity of potential value to the Company. The policy provides that certain de minimis transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not covered under the policy.

The Audit and Finance Committee may approve a related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interest of the Company and its shareholders. If the Audit and Finance Committee determines not to approve or ratify a related person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Committee will participate in any review or determination with respect to a related person transaction if the Committee member or any of his or her immediate family members is the related person.

During the fiscal year ended January 31, 2007, there were no related party transactions.

Non-Employee Director Compensation

For the period from February 1, 2006 through June 30, 2006, each non-employee Director of the Company received compensation for the following types of services:

Board Participation	Retainer Fee
Annual – all members	$24,000
Attendance at each Board Meeting	$2,000
If Attendance is Telephonic	$1,000
Attendance at each Committee Meeting	$1,250
Additional Committee Chair Fee Per Meeting	$750

Commencing July 1, 2006 each non-employee Director of the Company receives a monthly retainer of $4,000 per month ($48,000 per year) in lieu of all other cash compensation. Effective April 30, 2007, Mr. Bailey became a non-employee Director and Chairman of the Board of the Company. Mr. Bailey receives a monthly retainer of $5,000 per month ($60,000 per year) in lieu of all other cash compensation for his services as non-employee Chairman.

2007 Director Compensation Table

The following table details the cash retainers and fees, as well as equity compensation in the form of stock options received by our non-employee Directors during fiscal 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gerald D. Griffin	$59,500	$—	$30,699	$—	$—	$8,003	(3)	$98,202
Jeffrey R. Hultman	$56,750	$—	$30,699	$—	$—	$—		$87,449
Erik H. van der Kaay	$59,500	$—	$30,699	$—	$—	$—		$90,199

(1)

Stock and option awards are calculated in accordance with FAS 123R on the same basis as used for financial reporting purposes for fiscal 2007. Refer to Note 2 to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended January 31, 2007.

(2)

Under the Company’s Director Stock Option Plan, non-qualified stock options may be granted to non-employee directors. During fiscal 2007, substantially all authorized options under the Director Stock Option Plan were granted and no further grants (other than those noted below) will be made under this plan. Directors are also eligible to receive equity awards (including options) under the Company’s 2005 Equity Incentive Plan described in the “Executive Compensation” section of this Proxy Statement. Under both plans, the option exercise price is the fair market of a share of common stock, which is determined by the closing price of a share of the Company’s common stock on the date of the grant. Options vest in equal annual increments of 25 percent over the four-year period following their grant date, provided that on and after the second anniversary of a Director’s election to the Board, all unvested options previously granted are accelerated and all options granted thereafter become exercisable six months following the date of grant. In fiscal 2007, Mr. Griffin was granted 7,500 stock options under the Director Stock Option Plan. Messrs. Hultman and van der Kaay each were granted 7,500 stock options under the 2005 Equity Incentive Plan.

(3)

This amount represents the value realized on the exercise of stock options during fiscal 2007, calculated based upon the weighted average closing prices of our common stock for the five trading days preceding the exercise date.

Note:    Mr. Bailey’s compensation as Director and non-executive Chairman is included in the employee compensation tables.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of April 30, 2007 by:

•	each member of the Company’s Board;

•	each of the Company’s executive officers named in the “2007 Summary Compensation Table” included in the “Executive Compensation” section of this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person or entity known to the Company that beneficially owns more than 5 percent of the Company’s common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Unless otherwise indicated below, the address of each beneficial owner is c/o Comarco, Inc., 25541 Commercentre Drive, Lake Forest, California, 92630. Unless otherwise indicated below, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite the shareholder’s name.

The percentages of common stock beneficially owned are based on 7,371,338 shares of common stock outstanding at April 30, 2007.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Don M. Bailey (1)	141,609	1.90%
Thomas A. Franza (1)	271,827	3.60%
Gerald D. Griffin (2)	73,573	*
Jeffrey R. Hultman (3)	59,000	*
Erik van der Kaay (4)	54,000	*
Thomas W. Lanni (1)	49,500	*
Daniel R. Lutz (1)	62,658	*
John McMunn (1)	15,000	*
Fredrik L. Torstensson (1)	15,000	*
All Directors and Executive Officers as a group (11 persons) (5)	825,841	10.29%
T. Rowe Price Associates (6) T. Rowe Price Small-Cap Value Fund 100 East Pratt Street Baltimore, MD 21202	716,200	9.72%
Grueber & McBaine (7) 50 Osgood Place, Penthouse San Francisco, CA 94133	637,024	8.64%
Broadwood Capital, Inc. (8) Neal Bradsher 723 Fifth Avenue, 9th Floor New York, NY 10019	656,027	8.90%
Special Situations Funds (9) Austin W. Marxe and David M. Greenhouse 153 East 53rd St. 55th Floor New York, NY 10022	1,038,193	14.08%
Elkhorn Partners Limited Partnership (10) P. O. Box 818 Elkhorn, NE 68022	686,298	9.31%

(1)

Includes shares subject to options beneficially owned and exercisable within 60 days of April 30, 2007 by the following persons: Mr. Bailey – 74,750 shares; Mr. Franza – 185,750 shares; Mr. Lanni – 49,500 shares; Mr. Lutz – 60,000 shares; Mr. McMunn – 15,000 shares; and Mr. Torstensson –15,000 shares.

(2)	Includes 66,500 shares that Mr. Griffin has a right to acquire within 60 days of April 30, 2007, by stock option exercise.
(3)	Includes 59,000 shares that Mr. Hultman has a right to acquire within 60 days of April 30, 2007, by stock option exercise.
(4)	Includes 49,000 shares that Mr. van der Kaay has a right to acquire within 60 days of April 30, 2007, by stock option exercise.
(5)	Includes an aggregate of 650,750 shares held by the Company’s executive officers and Directors that are subject to options exercisable within 60 days of April 30, 2007.
(6)	Based on a Schedule 13G (Amendment 14) filed with the SEC on February 14, 2007.
(7)	Based on a Schedule 13G (Amendment) filed with the SEC on January 23, 2007 on behalf of Grueber & McBaine Capital Management, LLC (GMCM).
(8)	Based on a Schedule 13D-2 filed with the SEC on May 3, 2006.
(9)	Based on a Form 4 filed with the SEC by Austin Marxe and David Greenhouse on April 2, 2007 with respect to shares owned by various Special Situations funds.
(10)	Based on a Schedule 13D (Amendment 4) filed with the SEC on behalf of Elkhorn Partners Limited Partnership on May 5, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company’s executive officers, Directors and persons that own more than 10 percent of the Company’s common stock are required to file with the SEC reports of ownership and changes in ownership of common stock and furnish the Company copies of all such reports. Except for one Form 5 updating the number of shares of common stock held in Mr. Lutz’s account in the Company’s 401(k) plan, the Company believes that during the fiscal year ended January 31, 2007, its executive officers, Directors, and persons that owned more than 10 percent of the Company’s common stock complied with the Section 16(a) reporting requirements on a timely basis, based on the reports or written certifications received by the Company from its executive officers and directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth information as of April 30, 2007 concerning the executive officers of the Company (other than Mr. Franza, whose biographical information appears in the table under the Election of Directors section above) and its principal subsidiary, Comarco Wireless Technologies, Inc.

Name	Age	Position
Mark Chapman	45	Sr. Vice President and General Manager of Wireless Test Solutions Division
Sebastian E. Gutierrez	45	Vice President and General Manager of Call Box Division
Thomas W. Lanni	54	Vice President and Chief Technology Officer of Power Division
Daniel R. Lutz	42	Vice President and Chief Financial Officer
John McMunn	57	Vice President
Bahram Nazardad	51	Vice President
Fredrik L. Torstensson	37	Vice President
Peggy L. Vessell	62	Vice President and Corporate Secretary

Mr. Chapman joined the Company in October of 2006 as Senior Vice President and General Manager of the WTS Division at Comarco. Previously, he was an independent consultant and acting Vice President of Business Development for WiSpry, a venture funded wireless semiconductor company. From 2001 to 2003 Mr. Chapman served as president and CEO of Ditrans Corp, a venture funded developer of Digital Transceiver products. Chapman’s prior experience also includes various management, sales and marketing positions at Rockwell Semiconductor (now Conexant).

Mr. Gutierrez joined the Company in 1996 as Director of Business Development and was promoted to Vice President of the Company’s Call Box Division in 1998. Before joining the Company, he spent eight years at Pacific Bell from 1987 to 1996 working in various management positions as a member of their Accelerated Management Program. He also held engineering positions at TRW’s Space and Technology Division from 1984 to 1987.

Mr. Lanni joined the Company in 1994, working on the development of the Company’s ChargeSource technology and is currently the Vice President and Chief Technology Office of the Company’s Power Division. Mr. Lanni has over 23 years experience in power systems technology.

Mr. Lutz joined the Company as Vice President and Chief Financial Officer in June 2000. He also serves as Vice President and Chief Financial Officer of Comarco Wireless Technologies, Inc. From February 1997 to December 1999, Mr. Lutz served as a Vice President of Sunstone Hotel Investors, Inc., formerly a publicly traded real estate investment trust. Prior to Sunstone, Mr. Lutz was a manager with Ernst & Young LLP. He is also a Certified Public Accountant in the state of California.

Mr. McMunn joined the Company as Vice President of Supply Chain Management in October 2004. Mr. McMunn has more than 15 years of senior management experience. From 2002 to 2004 Mr. McMunn was Vice President of Transceiver Operation for Picolight. From 1999 to 2002, he was the President and General Manager of the Test and Measurement division of Xyratex. From 1996 to 1999, Mr. McMunn was Director of Test and Process Engineering at Western Digital.

Mr. Nazardad joined the Company as Vice President of Corporate Quality in February 2005. Prior to this position from 1999 to 2004, he was responsible for Quality Engineering, Quality Systems, and Configuration Management at Powerwave Technologies Inc. From 1994 to 1999, he was Director of Quality & Reliability at Valor Electronics. From 1984 to 1994, Mr. Nazardad was with Northern Telecom holding several management positions.

Mr. Torstensson joined the Company as Vice President of Sales and Marketing in July 2003. Mr. Torstensson has more than 15 years of experience in international sales and marketing, product management and executive management. From 2002 to 2003, he was Vice President of International Sales and Marketing at Kyocera Wireless. From 1999 to 2003 he was General Manager for North America and Executive Vice President of Sales and Marketing for OZ Communication, a Mobile Applications Development Company. Prior to this position from 1996 to 1999, he was the Director of Business Development with Ericsson Inc.

Ms. Vessell joined the Company in 1987 and has served as Vice President of Administration for Comarco Wireless Technologies, Inc. since 2000 and Corporate Secretary of the Company since 2001. From 1995 to 2000, Ms. Vessell served as Director of Administration where she oversaw the Company’s Health and Welfare Programs and Employee Relations. From 1987 to 1995, Ms. Vessell held various Accounting and Human Resource positions.

There are no family relationships among any of the Company’s executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes heavily influenced by the attainment of corporate and individual performance objectives. The objectives of our compensation program are to attract, retain, focus and reward top quality executives to achieve performance aligned with our business goals and the creation of shareholder value.

How We Determine Executive Compensation

Our Compensation Committee, and in certain cases, our Board of Directors, bear principal responsibility for assessing, determining and approving our executive compensation. In addition, the Compensation Committee makes all equity awards under Comarco’s equity incentive plans. The non-equity compensation of other employees is determined by the CEO. Information about our Compensation Committee and its composition, processes and responsibilities can be found on page 5 of this Proxy Statement, under the heading “Compensation Committee.” There are three key elements to our executive compensation setting process: performance considerations and business goals; market referencing; and CEO and Compensation Committee judgment.

Performance Considerations and Business Goals

We compensate our executives based, in large part, on how well they perform as a team in achieving our Company business goals as well as their individual goal achievement. In order to determine whether our executives achieved individual and corporate goals, our CEO conducts each executive’s review, including reviews of the persons named in the Summary Compensation Table which begins on page 19 of this proxy statement, whom we refer to as the “named executive officers.” Our CEO provides compensation recommendations to the Compensation Committee based in large part on these reviews. The Compensation Committee conducts the CEO’s review. The Compensation Committee also annually assesses the performance of the CEO and senior management team as a group.

Market Referencing

The Compensation Committee recognizes that competitive compensation is a critical factor in attracting and retaining key personnel. In addition to performance, we also base our compensation decisions on market considerations. Our compensation and benefit programs are benchmarked against programs available to employees in comparable roles at peer companies.

In its deliberative process, the Compensation Committee reviewed the independent compensation survey published by The Radford Group and other data sources to assist it in determining peer group compensation levels and practices for compensating executives. These materials were reviewed to compare the Company’s compensation levels to the market compensation levels, taking into consideration the other companies’ size, industry group, geographic location and the individual executive’s level of responsibility and years of experience.

The Compensation Committee benchmarks total compensation, as well as annual cash and long-term performance compensation to that of executive officers performing similar job functions at comparable companies, adjusted to reflect various factors including relative company size, complexity of operations, performance and geographic location. Because of the diverse nature of the Company’s business units, it is difficult to establish a peer group based on industry sectors so other than a broad grouping in the technology area, the Compensation Committee uses other factors, principally company size and geographic location to establish a comparable group of companies for comparison. However, the Company’s policy is to endeavor to attract and retain the best talent among its senior management team. Therefore, the Compensation Committee may approve total compensation packages for senior management that vary from the benchmarks noted above based on several principal factors. Specifically, executives with relatively less overall experience, less demanding or complex operational responsibilities, less tenure with the Company and/or lower performance ratings over several years will have total compensation set at or below the median for our executive group. Conversely, if an executive consistently receives favorable performance ratings over successive years, accumulates years of service and expertise with the Company, holds a position with more complex or demanding operational aspects and/or has significant other experience, his or her total compensation will typically be above the median. Overall, the Compensation Committee believes that the Company’s compensation programs, as structured, are within the market range, based on the information it reviews each year.

Compensation Committee and CEO Judgment

Our total compensation program operates not only based on success in achieving Company and individual performance goals and market referencing, but also through the application of the judgment of the Compensation Committee and the CEO. The Compensation Committee does not employ a purely formulaic approach to compensation decisions. There are guidelines in place for our incentive bonus plan which are tied to specific financial and individual goals, but there is also an individual performance factor that permits discretion to increase or decrease formula-based awards based on how well an individual, and the Company, performs. As part of the Company’s Executive Bonus Plan, the Compensation Committee may adjust a formula incentive award upward or downward based on individual contribution and performance. In making its determinations, the Compensation Committee reviews each element of the compensation of our named executive officers and other employees and, in addition, considers such compensation as compared to the compensation paid to other executive officers and employees, as applicable. In determining the reasonableness of an executive’s total compensation, the Compensation Committee reviews not only individual and Company performance compared to the established targets, but also the nature of each element of executive compensation provided, including salary, bonus, incentive compensation, accumulated vested and unvested stock option grants, and other personal benefits.

The Compensation Committee solicits input from the CEO regarding the setting of executive performance objectives, evaluating the performance of each named executive officer (other than the CEO) and other executives against those objectives and recommending appropriate salary and incentive awards. The CEO participates in Compensation Committee meetings, at the request of the Committee, in order to provide background information and explanations supporting his recommendations.

Executive Compensation Components

Overview of compensation. Our total compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as performance bonuses and equity-based incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives and other employees. Our performance-based compensation elements are designed to reward performance at three levels: individual performance, actual Company performance compared to annual business goals, and Company performance in terms of long-term shareholder value creation.

Three primary elements of direct compensation. We compensate our executives principally through base salary, performance-based annual incentives and annual equity awards. This three-part compensation approach enables us to remain competitive with our industry peers while ensuring that executive officers are provided appropriate incentives to deliver short-term results while creating sustainable long-term stockholder value. The Compensation Committee has chosen to put a significant portion of each executive’s pay at risk, contingent upon the achievement of certain goals within our annual company performance and long term strategic plans. Each element in the program has a primary role and one or more objectives as shown in the table below:

Element	Role	Objective
Base Salary	Provide stable source of income	Attract and retain executives

Executive Bonus Plan	Reward for annual goal achievement	Focus executives on annual corporate and individual goals, reward executives

Annual Equity Incentives	Reward for long-term business building	Focus executives on long-term shareholder value creation; retain and engage executives

Base Salary

Overview. In general, the Compensation Committee sets base salaries at levels targeted to be competitive with the rates paid for equivalent positions at comparable companies, based on various factors including size, complexity of operations, geographic location and performance. In addition, the Compensation Committee considers each executive’s current and prior year salary and the executive’s actual performance compared to the goals and objectives established for the executive at the beginning of the year. Based on the compensation survey and other data reviewed by the Compensation Committee, an across the board increase of 4 percent of base salary was awarded for fiscal year 2007. However, for future years, instead of an across the board adjustment for all personnel, the Compensation Committee intends to revert to its historical practice of determining annual salary adjustments based on the rating and ranking of the named executive officers, as well as other executives and employees including impact and vital skills. For fiscal year 2008, the Compensation Committee has approved a “merit raise pool” of 3.5 percent of total base salary, excluding the named executive officers and other executive officers, which would be awarded by the Compensation Committee, based on the CEO’s evaluation of each employee’s performance relative to specific key elements critical to the position.

Executive Officers (other than CEO). The Compensation Committee establishes base salaries for our named executive officers (other than the CEO) and other executives based upon the recommendations of the CEO presented to the Compensation Committee for approval or modification. To remain competitive in the industry and to acknowledge individual contributions and objectives, the Compensation Committee approved 4 percent base salary increases for our named executive officers and other executives for fiscal year 2007, as recommended by the CEO. For fiscal year 2008, the Compensation Committee accepted the CEO’s recommendation that the base salaries of our named executive officers not be increased.

CEO. The base salary for our CEO is established by the Compensation Committee after consideration of the CEO’s performance for the prior year. As part of its determination, the Compensation Committee reviews an assessment of the CEO’s actual performance versus objectives set for the CEO at the beginning of the year, the Company’s actual performance during the year, as well as the compensation survey data utilized by the Committee. Our CEO’s actual base salary increase for fiscal year 2007 was 4 percent. For fiscal year 2008, the Compensation Committee did not increase the base salary of our CEO.

Performance Incentives

Overview. Through our Executive Bonus Plan for executive management personnel, we seek to provide pay for performance by linking incentive awards to both Company and individual performance through a range of award opportunities which depend upon the level of financial performance of the Company and the attainment of individual performance goals. The Compensation Committee measures the Company’s financial performance primarily based on revenue, operating income and working capital metrics established at the beginning of the fiscal year. The Compensation Committee measures individual achievement for an executive by comparing the actual performance of the executive to the goals and objectives established for the executive at the beginning of the fiscal year.

For fiscal 2007, the primary financial performance goals were:

•	Total revenue: $54 to $60 million, and

•	Operating income as a percentage of revenue: 4 percent

We set our goals early in each fiscal year. For fiscal 2007 those goals were based 25 percent to 50 percent on personal objectives for each participant and 50 percent to 75 percent on Company financial objectives. Each executive’s incentive award opportunity for the year (the “target”) is expressed as a percentage of base salary. The CEO’s target was 80 percent of his base salary; and the target for the other participants was 60 percent of his or her base salary. At the end of the fiscal year, individual performance is considered and an individual performance component from 0 percent to 50 percent is applied as a multiplier to each executive’s potential award to determine the executive’s final award.

For fiscal 2007, the Company did not achieve the stated financial performance goals. However, certain named executive officers (other than the CEO) did achieve their respective individual performance goals. Additionally, certain strategic milestones that were not contemplated at the time the performance goals were originally set were achieved by the Company. Based on the recommendation of the CEO and input from the Compensation Committee, the Compensation Committee approved the following awards under the Executive Bonus Plan:

Name	Fiscal Year 2007 Target Award	Fiscal Year 2007 Actual Award	Actual as % of Target
Thomas A. Franza	$292,000	$0	0%
Daniel R. Lutz	$148,000	$0	0%
Thomas W. Lanni	$133,000	$50,000	38%
John McMunn	$119,000	$50,000	42%
Fredrik L. Torstensson	$133,000	$50,000	38%

Recovery of incentive awards. In May 2007, our Compensation Committee adopted a policy regarding the recovery or adjustment of performance incentive plan awards in the event relevant Company performance measures are restated in a manner that would have reduced a previously granted award’s size or payment. Effective for compensation awards made on or after May 2007, to the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of the Company’s financial results that would have reduced a previously granted award’s size or payment. In that event, at the discretion of the Compensation Committee, the Board will seek to recover either (i) the entire amount of the incentive award or (ii) the amount of the award paid to an executive officer which is in excess of the amount that would have been paid based on the restated financial results.

Equity Incentives

Overview. The Company believes an equity incentive program is valuable to attract, retain, engage and focus key employees on the long-term growth of the Company. While the Company’s 2005 Equity Incentive Plan permits the grant of restricted stock, restricted units, stock appreciation rights, and performance units in addition to stock options, historically the Company has granted stock options only. The Compensation Committee periodically considers the advisability of making grants of other types of equity incentive awards.

The Compensation Committee views granting options as a retention device and therefore also reviews the status of vesting and number of vested and unvested options at the time of grant. Guidelines for the number of stock options and restricted stock awards granted to each executive are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive’s level of responsibility, salary grade, performance and the value of the stock option at the time of grant and also taking into consideration such equivalency factors as our number of shares outstanding and the Company’s market capitalization, compared to the peer group companies. Except for option grants made to newly hired employees and in the case of certain promotions, option grants are made annually at the Compensation Committee meeting held in conjunction with the Company’s Annual Shareholders meeting.

Stock options are granted with an exercise price equal to the fair market value based on the closing stock price on the date of grant and they typically vest over a period of four years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. Generally, the CEO recommends grant amounts to the Compensation Committee. Grants to the CEO are determined by the Compensation Committee.

Retirement Benefits and Deferred Compensation

Retirement Benefits. Retirement benefits also fulfill an important role within our overall compensation objectives for executives and other employees because they provide a financial security component which promotes retention.

We maintain the Comarco Savings and Retirement Plan (a 401(k) plan), a broad-based retirement plan in which our named executive officers are eligible to participate. Participants in the 401(k) Plan may contribute up to 20 percent of their base salaries plus bonuses on a pre-tax basis and are eligible for a Company matching contribution of up to 5 percent. All participant contributions are fully-vested and Company matching contributions are fully-vested after four years.

Nonqualified Deferred Compensation Plan. We offer a deferred compensation plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 100 percent of their base salaries and bonuses and receive tax-deferred returns on those deferrals. The account balances in this plan are funded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among the elected investments offered by Merrill Lynch. All earnings on the deferred amount are derived from the performance of the investment options selected by the participant. The Company has no obligation to pay any interest factor or other increment on the funds.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. We believe that the at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we offer certain executive officers a change-in-control agreement. A change-in-control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change-in-control of the Company was threatened or pending, we expect that our executives would naturally be faced with personal uncertainties and distractions about how the transaction might affect their continued employment with us. By entering into these change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of any potential change-in-control, and to encourage them to remain with the Company during the transaction process, even if it may signal an adverse change in his or her personal employment prospects. The agreements are designed to do this by providing the executive with a meaningful severance benefit in the event a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns for good reason, which includes a material reduction in compensation or a material change in the executive’s job duties without his or her consent.

For more information on our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 23 of this Proxy Statement.

Other Elements of Compensation and Perquisites. In order to attract, retain and pay market levels of compensation, we provide named executive officers and other employees the following benefits and perquisites.

Medical Insurance. The Company provides to named executive officers, the named executive officer’s spouse and children such health, dental, and vision insurance as the Company may from time to time make available to its other executives of the same level of employment. The Company pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. The Company provides named executive officers such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment.

Housing Allowance and Relocation Costs. In order to attract and retain management talent, the Company provides relocation benefits, including a housing allowance, to certain executives upon their employment with the Company. The allowance is intended to partially defray the additional cost of housing in Southern California, as compared to the executive’s prior housing costs. There were no relocation reimbursements in fiscal year 2007.

Special Recognition Awards (Spot Bonuses) The CEO is authorized to periodically make special recognition awards in cash in recognition of extraordinary achievements to employees other than named executive officers. The Committee approves an annual budget for this purpose. For fiscal year 2007 the budget approved by the Committee was $85,000, and for fiscal 2008 the Compensation Committee has approved the same amount.

Tax, Accounting and Other Considerations

Tax Considerations. Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not. Our 2005 Equity Incentive Plan has been approved by our shareholders and is a qualified plan. The Compensation Committee believes that the ability to exercise judgment about our executive’s individual performance in certain areas that do not easily lend themselves to specific measurements, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m). The non-performance based compensation paid in cash to the Company’s executive officers for fiscal year 2007 did not exceed the $1.0 million limit per officer, and the Compensation Committee dos not anticipate that the non-performance based compensation to be paid in cash to the Company executive officers for fiscal year 2008 will exceed that limit.

Accounting Considerations. With the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised of three independent directors who meet the independence, experience, and other qualification requirements of the NASD, and the rules and regulations of the SEC. Our Committee chair is Mr. van der Kaay.

The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed by connecting to the Comarco web page, under the Investor Relations section.

We have relied on management’s representation that the Compensation Discussion and Analysis presented in this proxy statement has been prepared with integrity and objectivity in conformity with SEC regulations. We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Erik H. van der Kaay (Chair)
Gerald D. Griffin
Jeffrey R. Hultman

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table sets forth the total compensation paid or earned by each of the Named Executive Officers of the Company for the fiscal year ended January 31, 2007. The amounts shown include compensation for services in all capacities that were provided to the Company including any amounts which may have been deferred.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas A Franza President & Chief Executive Officer	2007	$365,000	$237,278	$—	$46,998	$43,636	$692,912
Daniel R. Lutz Vice President & Chief Financial Officer	2007	$246,000	$94,911	$—	$737	$36,317	$377,965
Don M. Bailey (4) Chairman of the Board	2007	$67,500	$71,183	$—	$37,901	$22,830	$199,414
Thomas W. Lanni Vice President & Chief Technology Officer Comarco Wireless Technologies, Inc.	2007	$222,768	$94,911	$50,000	$—	$31,497	$399,176
John McMunn Vice President Comarco Wireless Technologies, Inc.	2007	$198,000	$94,911	$50,000	$—	$38,766	$381,677
Fredrik L. Torstensson Vice President Comarco Wireless Technologies, Inc.	2007	$221,790	$0	$50,000	$—	$25,736	$297,526
Gregory W. Maton(5) Sr. Vice President Comarco Wireless Technologies, Inc.	2007	$165,000	$86,412	$—	$—	$187,077	$438,489
Thomas J. Schmidt(6) Vice President Comarco Wireless Technologies, Inc.	2007	$251,604	$0	$—	$—	$61,539	$313,143

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of stock options granted to the non-employee directors in fiscal 2007, in accordance with FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 2 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007.

(2)	This column represents cash payments payable to the named executive officers under our Executive Bonus Plan. See “Compensation Discussion and Analysis – Performance Incentives.”
(3)	This column represents the earnings in the Nonqualified Deferred Compensation Plan. See “Fiscal 2007 Nonqualified Deferred Compensation Table.”
(4)	The items that make up the amounts reported for “All Other Compensation” are described in the “Supplemental All Other Compensation Table” below.
(5)	Mr. Maton’s employment with us terminated as of October 12, 2006.
(6)	Mr. Schmidt’s employment with us terminated as of January 5, 2007.

Supplemental All Other Compensation Table

	All Other Compensation ($)
Name	Automobile Use (1)	Insurance Premiums	Medical Expenses (2)	Tax Gross-Ups (3)	401(k) Contributions	Termination Payments		Total
Thomas A. Franza	$12,795	$15,939	$2,601	$1,301	$11,000	$—		$43,636
Daniel R. Lutz	$9,762	$8,055	$5,000	$2,500	$11,000	$—		$36,317
Don M. Bailey	$—	$13,402	$—	$—	$9,428	$—		$22,830
Thomas W. Lanni	$—	$20,497	$—	$—	$11,000	$—		$31,497
John McMunn	$—	$20,266	$5,000	$2,500	$11,000	$—		$38,766
Fredrik L. Torstensson	$—	$14,736	$—	$—	$11,000	$—		$25,736
Gregory W. Maton	$—	$14,772	$4,750	$2,375	$11,000	$154,180	(4)	$187,077
Thomas J. Schmidt	$—	$20,902	$4,992	$2,496	$11,000	$22,149	(5)	$61,539

(1)	This column represents the taxable personal use of Company-provided automobiles.
(2)	This column represents cash payments attributable to reimbursement of out-of-pocket medical expenses.
(3)	This column represents tax reimbursement payments related to reimbursed out-of-pocket medical expenses.
(4)

Mr. Maton’s employment with us terminated as of October 12, 2006. We paid Mr. Maton monthly cash severance payments totaling $117,000, equal to one-half year of Mr. Maton’s annual base salary. We also paid $6,409 for Mr. Maton’s continued participation in our group health care benefits pursuant to COBRA and $30,771 for accrued vacation upon his departure.

(5)	Mr. Schmidt’s employment with us terminated as of January 5, 2007. We paid $22,149 for accrued vacation upon his departure.

2007 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended January 31, 2007 to the Named Executive Officers of the Company.

	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Underlying Stock Options (1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas A. Franza	6/20/06	$—	$—	$—	50,000	$10.43	$237,277
Daniel R. Lutz	6/20/06	$—	$—	$—	20,000	$10.43	$94,911
Don M. Bailey	6/20/06	$—	$—	$—	15,000	$10.43	$71,183
Thomas W. Lanni	6/20/06	$—	$—	$—	20,000	$10.43	$94,911
John McMunn	6/20/06	$—	$—	$—	20,000	$10.43	$94,911

(1)

These options have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 25 percent each year beginning on the first anniversary of the grant date, and expire on the first to occur of 90 days after termination of employment, one year after death or disability, or 10 years from the grant date.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of stock options granted to the non-employee directors in fiscal 2007, in accordance with FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 2 to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended January 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended January 31, 2007 to the Named Executive Officers of the Company.

	Option Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
Thomas A. Franza	5,644				$11.667	2/26/07
	10,500				$14.459	2/26/08
	9,000				$13.583	7/8/08
	30,000				$14.167	4/6/09
	30,000				$20.042	6/28/10
	20,000				$15.070	6/28/11
	5,000				$11.600	11/28/11
	25,000				$7.650	6/18/12
	18,750	6,250	(1)		$7.110	6/24/13
	12,500	12,500	(2)		$7.000	6/22/14
		50,000	(3)		$10.430	6/20/16
Daniel R. Lutz	15,000				$19.330	6/27/10
	15,000				$13.300	4/18/11
	10,000				$11.600	11/28/11
	15,000	5,000	(4)		$8.080	9/9/13
		20,000	(5)		$10.430	6/20/16
Don M. Bailey	37,500				$11.667	2/26/07
	10,500				$14.459	2/26/08
	12,000				$13.583	7/8/08
	30,000				$14.167	4/6/09
	7,500				$20.042	6/28/10
	5,000				$15.070	6/26/11
	2,500				$11.600	11/28/11
	7,500				$7.650	6/18/12
	4,875	1,625	(6)		$7.110	6/24/13
	3,750	3,750	(7)		$7.000	6/22/14
		15,000	(8)		$10.430	6/20/16
Thomas W. Lanni	3,000				$15.417	11/6/07
	24,000				$23.667	4/12/10
	10,000				$11.600	11/28/11
	5,000	5,000	(9)		$9.890	2/3/14
		20,000	(5)		$10.430	6/20/16
John McMunn	10,000	10,000	(10)		$8.050	12/2/14
		20,000	(5)		$10.430	6/20/16
Fredrik L. Torstensson	15,000	5,000	(11)		$8.080	9/9/13
Gregory W. Maton (12)	—	—			$—	—
Thomas J. Schmidt (13)	10,000	10,000			$8.400	4/5/07

(1)	Of the shares underlying unvested options, 6,250 will vest on June 24, 2007.
(2)	Of the shares underlying unvested options, 6,250 will vest on each of June 22, 2007 and 2008.
(3)	Of the shares underlying unvested options, 12,500 will vest on each of June 20, 2007, 2008, 2009, and 2010.
(4)	Of the shares underlying unvested options, 5,000 will vest on September 9, 2007.
(5)	Of the shares underlying unvested options, 5,000 will vest on each of June 20, 2007, 2008, 2009, and 2010.
(6)	Of the shares underlying unvested options, 1,625 will vest on June 24, 2007.
(7)	Of the shares underlying unvested options, 1,875 will vest on each of June 22, 2007 and 2008.
(8)	Of the shares underlying unvested options, 3,750 will vest on each of June 20, 2007, 2008, 2009, and 2010.
(9)	Of the shares underlying unvested options, 2,500 will vest on February 3, 2007 and 2008.
(10)	Of the shares underlying unvested options, 5,000 will vest on December 2, 2007 and 2008.
(11)	Of the shares underlying unvested options, 5,000 will vest on each of September 9, 2007.
(12)	Mr. Maton’s stock options terminated in connection with his termination of employment.

(13)

Mr. Schmidt’s unvested stock options, totaling 10,000, terminated in connection with his termination of employment. On March 15, 2007 and within 90 days of his termination, Mr. Schmidt exercised options to purchase 10,000 shares at an exercise price of $8.40 per share.

2007 Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to option exercises and stock awards acquired on vesting for the fiscal year ended January 31, 2007 to the Named Executive Officers of the Company.

	Option Awards
Name	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)
Don M. Bailey	6,802	$87,487

(1)

Mr. Bailey exercised options covering 37,500 shares through a “net exercise” under which the shares issued were reduced by the number of shares equal to the total exercise price for the options valued at the weighted average of the closing prices of our common stock for the five trading days preceding the exercise date.

(2)	Calculated as the difference between the aggregate exercise price and the closing price of our common stock on the exercise date.

Fiscal 2007 Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to nonqualified deferred compensation activity for the fiscal year ended January 31, 2007 for each Named Executive Officers of the Company.

Name	Aggregate Balance as of January 31, 2006 ($)	Executive Contributions in Fiscal 2007 (1) ($)	Company Contributions in Fiscal 2007 ($)	Aggregate Earnings in Fiscal 2007 (2) ($)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance as of January 31, 2007 (3) ($)
Thomas A. Franza	$230,383	$—	$—	$46,998	$(84,758)	$192,623
Daniel R. Lutz	$162,009	$—	$—	$737	$(162,733)	$12
Don M. Bailey	$380,506	$—	$—	$37,901	$(120,484)	$297,924

(1)	Under the Company’s nonqualified deferred compensation plan, the type of compensation that can be deferred is base salary and bonus.
(2)

The amount of earnings is equal to the income in an account at a brokerage firm that the Company maintains in respect of each employee who elects to defer compensation and into which the amount of the deferred compensation is deposited by the Company. The employee directs the investment of the amounts deposited into the account, and the aggregate earnings are actual earnings derived from the respective investments in such account.

(3)	The employee or their designated beneficiaries are allowed withdrawals based upon certain events, such as death, disability, or termination of employment.

Potential Payments Upon Change of Control

The Company and each of Messrs. Franza and Lutz are parties to a severance agreement that provides that if, within 24 months following a change of control of the Company, he is terminated or constructively terminated without cause, or ceases to be employed by the Company for reasons other than because of death, disability or retirement, then he is entitled to receive a lump sum cash payment equal to two-times the sum of his annual base salary plus his annual incentive compensation bonus that would be payable assuming 100 percent satisfaction of all performance goals thereunder. In addition, each of Messrs. Franza and Lutz would be entitled to continued participation and coverage under the Company’s health plans and insurance program and the acceleration of all of his options and restricted stock, if any. Each severance agreement has a term that continues until three years after any notice of non-renewal or termination is given by the executive or the Company.

The Company and each of Messrs. Lanni and Torstensson are parties to a severance agreement that is substantially similar to the severance agreements with Messrs. Franza and Lutz, except that Messrs. Lanni and Torstensson are entitled to a lump sum cash payment equal to the sum of his annual base salary plus his annual incentive compensation bonus that would be payable assuming 100 percent satisfaction of all performance goals thereunder.

Change-in-Control Agreements as of January 31, 2007

Based upon a hypothetical Change of Control in fiscal 2007 and termination date of January 31, 2007, the severance benefits for our named executive officers, for a qualified termination with a Change of Control (under the applicable agreement) would have been as described below:

Name	Base Salary ($)	Non-Equity Incentive Plan Compensation ($)	Medical and Dental Insurance ($)	Value of Restricted Stock and Options ($)	Accrued Unused Vacation ($)	280G Tax Gross-Up ($)		Total ($)
Thomas A. Franza	$730,000	$584,000	$15,077	$18,250	$192,377	$	N/A	$1,539,704
Daniel R. Lutz	$492,000	$295,200	$7,223	$—	$40,888	$	N/A	$855,311
Thomas W. Lanni	$222,768	$100,000	$21,646	$—	$27,830	$	N/A	$372,244
Fredrik L. Torstensson	$221,790	$100,000	$15,077	$—	$22,903	$	N/A	$359,770

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2007 with respect to shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	985,770	$12.18	267,625	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	985,770	$12.18	267,625	(1)

(1)	Number of shares of common stock available for future issuance is comprised of 625 shares under the Director Stock Option Plan and 267,000 shares under the 2005 Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers currently serves on the compensation committee or board of directors of any other company of which any member of our Board or Compensation Committee is an executive officer.

PERFORMANCE COMPARISON

Set forth below is a line graph comparing the cumulative total shareholders return on the Company common stock against the cumulative total return of the Russell 2000 Composite Stock Index and a peer group of companies discussed below (the “Peer Group”) for the periods indicated. The presentation assumes $100 was invested on January 31, 2002 in the Company’s common stock, the Russell 2000 Composite Stock Index, and the common stock of the Peer Group.

The Peer Group consists of five companies of similar business focus as the Company. The returns of each company within the Peer Group have been averaged assuming an equal dollar investment in each company at the beginning of the time period or at the time they became publicly traded. Dividends paid by those peer companies that pay dividends are assumed to be reinvested at the end of the ex-dividend month without any transaction cost.

The Peer Group consists of LLC International, Inc., Agilent Technologies, Inc., Wireless Facilities, Inc., LM Ericsson Telephone Co., and Ascom. The following graph depicts the relative performance of the Company in relation to the Peer Group and to the Russell 2000 Stock index for the periods indicated.

Item 2 on Proxy Card

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL 2008

The Audit Committee has appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3l, 2008, and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the appointment of BDO Seidman, LLP as the Company’s registered public accounting firm for the fiscal year ending January 31, 2008, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified by the shareholders, the Audit Committee in its discretion may dismiss BDO Seidman, LLP as the Company’s independent registered public accounting firm and appoint a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2008

Audit-Fees

The aggregate fees incurred and payable to BDO Seidman, LLP for professional services rendered in connection with the audit and quarterly reviews of the Company’s financial statements during the fiscal year ended January 31, 2007 and 2006 were approximately $302,000 and $270,000, respectively.

Additionally, KPMG LLP has billed the Company $30,000 for the re-issuance of KPMG’s audit opinion and consent relating to the Company’s consolidated financial statements for the fiscal year ended January 31, 2004, which were included in the Company’s annual report on Form 10-K for fiscal year ended January 31, 2006.

Audit-Related Fees

No audit-related fees were paid to BDO Seidman, LLP for fiscal years ended January 1, 2007 and January 31, 2006.

Tax Fees

The aggregate fees incurred and payable to KPMG, LLP for professional services rendered during the fiscal year ended January 31, 2006 totaled $62,000. The aggregate bills incurred and payable to Ernst & Young, LLP for professional services rendered in connection with tax advice, return preparation and planning for the fiscal years ended January 31, 2007 and 2006 totaled $89,000 and $26,000, respectively.

All Other Fees

No other fees were paid to BDO Seidman, LLP or KPMG LLP during the fiscal year ended January 31, 2007. The aggregate fees incurred and payable to Ernst & Young, LLP for professional services rendered in conjunction with the Company’s adoption of FAS No. 123R for the fiscal year ended January 31, 2007 were approximately $18,000.

AUDIT AND FINANCE COMMITTEE REPORT

The Board has determined that each member of the Audit and Finance Committee is an “independent director,” as defined under the rules of the NASD and Rule 10A-3(b) of the Exchange Act. The Board has determined that Mr. van der Kaay is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. In accordance with the written charter of the Audit and Finance Committee adopted by the Board, the Audit and Finance Committee assists the Board in fulfilling its responsibility for management oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

It is not the duty or responsibility of the Audit and Finance Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Audit and Finance Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit and Finance Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit and Finance Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

The Audit and Finance Committee discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the Company’s financial statements. The Committee received from the independent auditors the written disclosure and letter required by Independence Standards Board Standard No. 1 and discussed with the independent auditors, their independence.

The Audit and Finance Committee reviewed the audited financial statements of the Company as of and for the year ended January 31, 2007, with the Company’s management and independent auditors. Management has the responsibility for the preparation of the financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit and Finance Committee recommended to the Board that the Company’s financial statements be included in its Annual Report on Form 10-K for the year ended January 31, 2007, for filing with the SEC.

THE AUDIT AND FINANCE COMMITTEE

Gerald D. Griffin, Chairman
Erik H. van der Kaay, Member
Jeffrey A. Hultman, Member

SHAREHOLDER PROPOSALS FOR SUBMISSION AT 2008 ANNUAL MEETING

If a shareholder desires to submit a proposal at the Company’s 2008 Annual Meeting of Shareholders to be included in the proxy statement for that meeting, such proposal must be received by the Corporate Secretary in writing at the Company’s corporate office no later than January 8, 2008. The proposal must also comply with applicable regulations in order to be included in the Proxy Statement for that meeting. If a shareholder notifies the Company in writing prior to March 24, 2008 that he or she intends to present a proposal at the Company’s 2008 Annual Meeting of Shareholders, the proxy-holders designated by the Board may exercise their discretionary voting authority with regard to the shareholder’s proposal only if the Company’s proxy statement discloses the nature of the shareholder’s proposal and the proxyholder’s intentions with respect to the proposal. If the stockholder does not notify the Company by such date, the proxyholders may exercise their discretionary voting authority with respect to the proposal without such discussion in the proxy statement.

OTHER MATTERS

The Board of the Company does not know of any matter to be acted upon at the meeting other than the matters described above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

The Company’s 2007 Annual Report to Shareholders is enclosed with this Proxy Statement.

IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED.

BY ORDER OF THE BOARD OF DIRECTORS

Peggy L. Vessell, Secretary

Lake Forest, California

May 10, 2007

Supplement To Proxy Statement

Of Comarco, Inc.

Dated May 10, 2007

For Annual Meeting of Shareholders

To Be Held

June 12, 2007

Except as described in this proxy supplement, the information provided in the definitive proxy statement of Comarco, Inc. (the “Company”) dated May 10, 2007 continues to apply. To the extent that information in this proxy supplement differs from the information contained in the definitive proxy statement, you should rely on the more current information in this proxy supplement. The information contained in this proxy supplement replaces and supersedes any inconsistent information in the definitive proxy statement.

The Company has retained The Proxy Advisory Group, LLC (“TPAG”), 575 Madison Avenue, New York, NY 10022 to aid in the solicitation of proxies related to the Company’s 2007 Annual Meeting of Shareholders. For these services, the Company will pay the TPAG a fee of $15,000 and up to $1,500 as an administrative disbursement allowance, and pay for certain other expenses and specified services that may be requested by the Company.

	(continued from other side)
1	ELECTION OF DIRECTORS:		3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
	☐ FOR all nominees listed below	☐ WITHHOLDAUTHORITY to vote for all nominees

In the event the Directors are to be elected by cumulative voting, the Proxies will have the discretion to cumulate votes and to distribute such votes among all nominees (or if authority to vote for any nominee or nominees has been withheld, among the remaining nominees, if any) in whatever manner they deem appropriate.

(INSTRUCTION: To withhold authority to vote for an individual nominee, mark the box next to the nominee’s name below. Names not marked will receive a vote FOR)

☐ Don M. Bailey,      ☐ Thomas A. Franza,   ☐ Erik H. van der Kaay

☐ Gerald D. Griffin,  ☐ Jeffrey R. Hultman

2

TO RATIFY THE APPOINTMENT BY THE COMPANY’S AUDIT AND FINANCE COMMITTEE OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2008; and

				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD.
	☐ FOR ☐ AGAINST ☐ ABSTAIN		PLEASE MARK SIGN, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE
				Dated: , 2007

				(Signature)

				(Signature)

(Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PROXY

COMARCO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR JUNE 12, 2007

The undersigned shareholder(s) of COMARCO, Inc. (“the Company”) a California corporation, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 10, 2007, hereby appoints Don M. Bailey and Peggy L. Vessell as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of COMARCO, Inc. to be held on June 12, 2007 at 10:00 AM at the Company’s Offices at 25541 Commercentre Drive, Lake Forest, CA 92630 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth below, as described in the accompanying Proxy Statement:

IMPORTANT - PLEASE SIGN ON THE OTHER SIDE